Form N-SAR,
Sub-Item 77I
Terms of new or amended securities


Nuveen California AMT-Free Municipal Income
Fund f/k/a Nuveen Insured California Tax-Free Advantage
Municipal Fund

811-21212

The preferred class of the registrants securities have been materially modified, as stated in each of the Statement
Establishing and Fixing the Rights and Preferences of Variable Rate Demand Preferred Shares, containing a description of the Funds preferred securities. A copy of such Statements are attached in this Funds N-SAR filing under Sub-Item 77Q1(a).